As filed with the Securities and Exchange Commission on April 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA INDEX HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

People’s Republic of China

(86) 10-5631-8661

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2019 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yu Huang	Dan Ouyang, Esq.
Chief Executive Officer	Wilson Sonsini Goodrich & Rosati
Tower A, No. 20 Guogongzhuang Middle Street	Professional Corporation
Fengtai District, Beijing 100070	Unit 2901, 29F, Tower C, Beijing Yintai Centre
People’s Republic of China	No. 2 Jianguomenwai Avenue
(86) 10-5631-9106	Chaoyang District, Beijing 100022
People’s Republic of China
(86) 10-6529-8300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.001 per share	5,441,197(3)	US$0.001(3)	US$5,441.20	US$ 0.71
Class B ordinary shares, par value US$0.001 per share	1,754,500(3)	US$0.001(3)	US$1,754.50	US$ 0.23
Class A ordinary shares, par value US$0.001 per share	3,623,780(4)	US$1.105(4)	US$4,004,276.90	US$ 519.76
Class B ordinary shares, par value US$0.001 per share	1,181,835(4)	US$1.105(4)	US$1,305,927.68	US$ 169.51
Total Class A ordinary shares	9,064,977(5)	—	US$4,009,718.10	US$ 520.47
Total Class B ordinary shares	2,936,335(5)	—	US$1,307,682.18	US$ 169.74
Total			US$5,317,400.28	US$ 690.21

(1)             The Class A ordinary shares may be represented by the ADSs of China Index Holdings Limited (the “Company” or “Registrant”), each of which represents one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-231676).

(2)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may become issuable pursuant to the Registrant’s 2019 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar adjustment effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s ordinary shares.

(3)             The amount to be registered represents shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the exercise price of such outstanding options.

(4)             The amount to be registered represents the shares reserved for issuance under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the NASDAQ Global Market on April 27, 2020.

(5)             Any Class A and Class B ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A and Class B ordinary shares that may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)

The Registrant’s prospectus, dated June 6, 2019 and filed with the Commission on June 6, 2019 pursuant to Rule 424(b)(3) under the Securities Act, which includes audited financial statements as of December 31, 2017 and 2018, and for the fiscal years ended December 31, 2016, 2017 and 2018 (File No. 333-231376); and

(b)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38917) filed with the Commission on May 21, 2019 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

As of April 30, 2020, the authorised share capital of the Registrant is US$1,000,000 divided into 1,000,000,000 shares comprising of (i) 200,000,000 Class A ordinary shares of a par value of US$0.001 each, (ii) 50,000,000 Class B ordinary shares of a par value of US$0.001 each and (iii) 750,000,000 shares of a par value of US$0.001 each of such class or classes (however designated) as the board of directors may determine in accordance with the memorandum and articles of association of the Registrant then in effect.

Class A ordinary shares

The description of Class A ordinary shares is set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Registrant’s registration statement on Form F-1 (File No. 333-231376), originally filed with the Securities and Exchange Commission on May 10, 2019, as amended, including any form of prospectus contained therein to be filed pursuant to Rule 424(b) under the Securities Act, which description and prospectus are incorporated herein by reference.

Class B ordinary shares

Pursuant to the Registrant’s second amended and restated memorandum and articles of association adopted on May 2, 2019 and effective on June 11, 2019 (the “Articles”) and filed as Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-231376), the Class B ordinary shares shall:

(a) entitle the holder to ten votes per share;

(b) entitle the holder to such dividends as the board of directors of the Registrant may from time to time declare;

(c) in the event of a winding-up or dissolution of the Registrant, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitle to the surplus assets of the Registrant;

(d) entitle the holder to convert such shares into Class A ordinary shares on a one to one (1:1) basis at any time upon delivery of written notice to the Registrant whereas Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances;

(e) upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any person who is not an Affiliate (as defined in the Articles), or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person who is not an Affiliate of the registered shareholder of such Share, each such Class B ordinary share shall be automatically and immediately converted into one (1) Class A ordinary share; and

(f) generally entitle the holder to enjoy all of the rights attaching to the Class A ordinary shares.

Except as described above, there are no special rights or restrictions attached to the Class B ordinary shares that are different from those attached to the Class A ordinary shares.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated articles of association provide that the Registrant shall indemnify each of its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-231376), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. See the Exhibit Index attached hereto.

Item 9. Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Second Amended and Restated Memorandum and Articles of Association of the Registrant, adopted on May 2, 2019 and effective on June 11, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-231376))

4.2	Registrant’s Specimen Certificate for its ordinary shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-231376))
4.3

Form of Deposit Agreement among the Registrant, the depositary and holders and beneficial owners of the American Depository Shares (incorporated herein by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-231376))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the legality of the ordinary shares being registered
10.1	2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.9 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-231376))
23.1*	Consent of KPMG Huazhen LLP
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 30, 2020.

China Index Holdings Limited

By:	/s/ Yu Huang
	Name:	Yu Huang
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Vincent Tianquan Mo and Ms. Yu Huang, with full power to act alone, as his/her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 30, 2020 in the capacities indicated.

Signature	Title

/s/ Vincent Tianquan Mo	Chairman of Board of Directors
Vincent Tianquan Mo

/s/ Yu Huang	Director, Chief Executive Officer and President
Yu Huang	(principal executive officer)

/s/ Jie Jiao	Independent Director
Jie Jiao

/s/ Robert Ciemniak	Independent Director
Robert Ciemniak

/s/ Jeff Xuesong Leng	Independent Director
Jeff Xuesong Leng

/s/ Lili Chen	Financial Controller
Lili Chen	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Index Holdings Limited has signed this registration statement or amendment thereto in New York on April 30, 2020.

COGENCY GLOBAL INC.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
For COGENCY GLOBAL INC.
	Name:	Colleen A. De Vries
	Title:	Senior Vice President